Exhibit 10.12

111 SUTTER STREET

PURCHASE AND SALE AGREEMENT

between

CEP INVESTORS XII LLC,
a Delaware limited liability company,
as Seller,

and

PARAMOUNT GROUP ACQUISITION AND DEVELOPMENT LLC,
a Delaware limited liability company,
as Purchaser

Dated as of December 17, 2018

i

ii

12.12	Captions	29
12.13	Construction	29
12.14	Recordation	29
12.15	Natural Hazards Disclosure	29

iii

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of December 17, 2018 (the “Effective Date”), by and between CEP INVESTORS XII LLC, a Delaware limited liability company (“Seller”), and PARAMOUNT GROUP ACQUISITION AND DEVELOPMENT LLC, a Delaware limited liability company (“Purchaser”).

ARTICLE 1
PURCHASE AND SALE

1.1.	Agreement of Purchase and Sale
Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following (collectively, the “Property”):
(a)    that certain tract or parcel of land situated in the City of San Francisco, County of San Francisco, State of California, and more particularly described in Exhibit A together with all rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights‑of‑way, riparian rights, easements, privileges, roads, strips or gores (collectively, the “Land”);
(b)    the buildings, structures, equipment, fixtures, materials and other improvements affixed to or located on the Land, excluding fixtures owned by tenants (collectively, the “Improvements” and, together with the Land, the “Real Property”);
(c)    any and all of Seller’s right, title and interest in and to the tangible personal property listed on Exhibit B (collectively, the “Personal Property”);
(d)    any and all of Seller’s right, title and interest in and to the following (collectively, the “Leases”): (i) the leases, licenses and occupancy agreements and amendments affecting the Property identified in the list of leases attached as Exhibit L, as the same may be updated by Seller from time to time to reflect the amendment or termination of such leases or the creation of new leases after the Effective Date in accordance with the covenants set forth in Section 7.4(b) (the “Leases List”); (ii) all rents, reimbursements of real estate taxes and operating expenses, and other sums due under agreements identified in the Leases List and relating to periods after the Closing (the “Rents”); and (iii) all refundable security deposits, or other items in lieu of security deposits in Seller’s possession in connection with the foregoing (the “Security Deposits”), and (iv) all Letters of Credit (as defined in Section 4.4(b)); and
(e)    any and all of Seller’s right, title and interest in and to the following (collectively, the “Intangibles”): (i) all assignable contracts and agreements listed and described on Exhibit C, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property (collectively, the “Service Contracts”), but only to the extent not terminated pursuant to the terms of this Agreement prior to Closing, (ii) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, (iii) all assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property, and (iv) all patents, trademarks, trade names, software, intellectual property rights and proprietary assets owned or licensed by Seller related solely to the Real Property.

1.2.	Purchase Price; Payment
Subject to the terms of this Agreement, Seller agrees to sell and Purchaser agrees to purchase the Property for the aggregate purchase price of Two Hundred Twenty Seven Million and No/100 Dollars ($227,000,000.00) (the “Purchase Price”). Subject to the prorations and adjustments provided herein, the Purchase Price less the Deposit shall be payable in full at Closing in cash by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser or Escrow Agent at or prior to the Closing.

1.3.	Deposit
Within one (1) business day after the execution and delivery of this Agreement, Purchaser shall deposit with Stewart Title Insurance Company (acting in its capacity as escrow agent, the “Escrow Agent”), having its office at 1420 Fifth Avenue, Ste 440, Seattle, WA 98101, Attention: Kim Belcher, current and available funds in the sum of Ten Million and No/100 Dollars ($10,000,000.00) (together with any interest earned thereon, the “Initial Deposit”, and together with the Additional Deposit (as hereinafter defined), which additional sum shall be added to the Initial Deposit, and together with any interest earned on the foregoing shall constitute the “Deposit”). The Escrow Agent shall hold the Deposit in an interest‑bearing account reasonably acceptable to Seller and Purchaser, in accordance with the terms and conditions of this Agreement. All interest earned on the Deposit shall become a part of the Deposit and shall be deemed income of Purchaser. The Deposit shall be disbursed in accordance with the terms of this Agreement. The failure of Purchaser to timely deliver any portion of the Deposit hereunder shall be a material default, and shall entitle Seller, at Seller’s sole option, to terminate this Agreement.

1.4.	Escrow Agent
Escrow Agent shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Seller and Purchaser agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent’s willful misconduct, fraud, gross negligence or Escrow Agent’s failure to perform its obligations under Section 1.3 or this Section 1.4. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Escrow Agent receives conflicting instructions from Purchaser and Seller with respect to the Deposit, Escrow Agent shall not disburse the Deposit and shall, at its option, continue to hold the Deposit until both Purchaser and Seller agree as to its disposition or until a final unappealable judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent shall interplead the Deposit in accordance with the laws of the state in which the Property is located. Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon or for any loss caused by the failure, suspension, bankruptcy or dissolution of the institution in which the Deposit is deposited.
Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Section 1.3 and this Section 1.4.
ARTICLE 2
TITLE AND SURVEY

2.1.	Title Commitment and Updated Survey
On or prior to the Effective Date, Seller shall have delivered (a) to Purchaser a copy of the existing survey of the Land and Improvements, if any, in Seller’s possession or control (the “Existing Survey”) and (b)  otherwise made available to Purchaser a copy of a preliminary commitment for title insurance from the Title Company relating to the Property attached hereto as Exhibit O (the “Title Commitment”), together with copies of documents referred to in such Title Commitment. Purchaser may order at Purchaser’s cost and expense (not later than three (3) business days after the Effective Date) an updated survey of the Real Property (the “Updated Survey”). Purchaser shall have the right to order one or more updates to the Title Commitment and/or Updated Survey.

2.2.	Subsequent Title Defects
In the event any matters first shown as exceptions to title or new items first shown on the Updated Survey (or any update thereto) or any supplement to the Title Commitment arise or are first disclosed to Purchaser after the date of the Title Commitment, and Purchaser did not have notice or constructive notice of such matters as of the date of the Title Commitment, then the following provisions will apply:
Within five (5) business days after Purchaser learns of any such matter (provided that if Purchaser learns of any such matter on a date that is less than five (5) business days prior to the scheduled Closing Date, Purchaser shall provide such Title Notice within two (2) business days, or if Purchaser learns of such matter on a date that is less than two (2) business days prior to the scheduled Closing Date, Purchaser shall provide such Title Notice on or prior to the then scheduled Closing Date) (the “Title Inspection Period”), Purchaser may give Seller a notice (the “Title Notice”) identifying those matters, if any, appearing in the Updated Survey (or any update thereto) or any supplement to the Title Commitment to which Purchaser objects. Purchaser shall be conclusively deemed to have accepted any such matter unless Purchaser shall notify Seller in writing of its objection to such matter prior to expiration of the Title Inspection Period. If Purchaser notifies Seller in writing that Purchaser objects to any exception to title, Seller shall have ten (10) business days after receipt of the Title Notice to notify Purchaser (a) that Seller will remove such objectionable matter from title on or before the Closing (provided that Seller may extend the Closing for such period, not longer than thirty (30) days in the aggregate, inclusive of such ten (10) business day period, as shall be required to effect such cure), or (b) that Seller elects not to cause such matter to be removed. If Seller does not timely notify Purchaser that it will remove a matter to which Purchaser has objected, then Seller shall be deemed to have given notice of its election not to cause such matter to be removed. If Seller elects or is deemed to elect not to remove any matter to which Purchaser has timely objected, and Purchaser shall give notice to Seller, within five (5) days after the giving of Seller’s notice, of Purchaser’s election to terminate this Agreement, then this Agreement shall terminate, in which case neither party shall have any further rights or obligations hereunder (except for any obligations of either party which expressly survive the termination of this Agreement pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser fails to give such notice within five (5) days after the giving of Seller’s notice, Purchaser shall be deemed to have elected to terminate this Agreement.
Notwithstanding the foregoing, Seller agrees, without the requirement that Purchaser object thereto, to cause, at Seller’s sole cost and expense, on or before the Closing Date, the release or discharge of the following (collectively, the “Must Remove Items”): (i) any matter that was caused by an act or omission by Seller and can be cured solely by the payment of money, (ii) all liens secured by deeds of trust securing loans made to Seller (and all documents of record pertaining to such loans made to Seller), (iii) mechanics’ liens arising out of work performed or authorized by or under the direction of Seller, (iv) judgment liens against Seller, and (v) delinquent taxes payable by Seller.

2.3.	Intentionally Omitted

2.4.	Permitted Exceptions
The Property shall be conveyed subject to the following matters, which are hereinafter referred to as the “Permitted Exceptions”:
(a)    those matters appearing on Schedule B, Part II of the Title Commitment or Existing Survey and any other items that either are not objected to in writing within the time periods provided in Section 2.2, or if objected to in writing by Purchaser, are those which Seller has elected or is deemed to have elected not to remove or cure, or has been unable to remove or cure, and subject to which Purchaser has affirmatively elected to accept the conveyance of the Property (provided that in no event shall Must Remove Items be deemed to be Permitted Exceptions);
(b)    the rights of tenants, as tenant only without right to purchase, under the Leases listed in Exhibit L and such other Leases as may be entered into after the Effective Date in accordance with the covenants set forth in Section 7.4(b);
(c)    the lien of all ad valorem real estate taxes and assessments not yet due and payable (including without limitation assessments arising under any declaration of covenants relating to the Property, by action of any owners association with jurisdiction over the Property, or otherwise), which shall be subject to proration as herein provided; and
(d)    local, state and federal laws, ordinances or governmental regulations, including but not limited to building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property.

2.5.	Conveyance of Title
At Closing, Seller shall convey and transfer to Purchaser fee simple title to the Land and Improvements, by execution and delivery of the Deed (as defined in Section 4.2(a)). Evidence of delivery of such title shall be the issuance to Purchaser, by Stewart Title Insurance Company (the “Title Company”), of an ALTA extended coverage Owner’s Policy of Title Insurance (the “Title Policy”), in the amount of the Purchase Price, insuring that fee title to the Real Property is vested in Purchaser subject only to the printed exclusions contained in the ALTA extended coverage Owner’s Policy form and the Permitted Exceptions.
ARTICLE 3
REVIEW OF PROPERTY

3.1.	Delivery of Documents
On or prior to the Effective Date, Seller shall have delivered to Purchaser copies of the items set forth on Exhibit M, to the extent such items are in Seller’s possession or control (the “Seller Documents”).

3.2.	Right of Inspection
That certain Early Entry Agreement between Seller and Purchaser dated as of November 19, 2018 is hereby incorporated by reference as if fully set forth herein.

3.3.	Environmental Reports
ON OR PRIOR TO THE EFFECTIVE DATE, SELLER SHALL HAVE DELIVERED TO PURCHASER COPIES OF THE ENVIRONMENTAL REPORTS LISTED ON EXHIBIT E. PURCHASER ACKNOWLEDGES THAT SUCH REPORTS ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER. PURCHASER AGREES THAT IT MAY NOT RELY ON ANY SUCH REPORT, AND THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT. PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE CLOSING DATE AT PURCHASER’S COST AND EXPENSE, ITS OWN INVESTIGATION OF

THE ENVIRONMENTAL CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

3.4.	Intentionally Omitted

3.5.	Termination of Service Contracts
On or prior to the Effective Date, Purchaser has given notice to Seller specifying which Service Contracts Purchaser elects to assume and which Service Contracts Purchaser elects to be terminated as of Closing. Purchaser’s failure to have given notice of its election to have any Service Contract terminated as of Closing shall be deemed to constitute Purchaser’s election to assume such Service Contract, provided that Seller shall in any event terminate at or before Closing, each existing property management agreement with respect to the Property. Effective at or before Closing, Seller shall terminate each Service Contract that Purchaser has elected to have terminated as of Closing. If and to the extent that any such Service Contract is not terminable until a date after the Closing, notwithstanding Purchaser’s delivery of the appropriate termination notice, then Purchaser shall be responsible for all obligations of Seller under such Contract from the Closing Date until the effective date of termination. Purchaser shall be responsible for any charges accruing on or after the date of Closing under any Service Contracts that Purchaser has elected to assume, and Seller shall be responsible for all charges accruing under the Service Contracts prior to the date of Closing.
ARTICLE 4
CLOSING

4.1.	Time and Place
The transaction contemplated hereby (the “Closing”) shall be consummated on January 25, 2019, or such other date on which the Seller and the Purchaser shall mutually agree to effect the Closing (the “Closing Date”), through an escrow administered by Escrow Agent pursuant to additional escrow instructions that are consistent with this Agreement. At the Closing, Seller and Purchaser shall perform the obligations (through deposit of the Purchase Price (less the Deposit) and all documents with the Escrow Agent as escrowee) set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.
Purchaser shall have the one-time right to extend the Closing Date to a date that is no later than February 8, 2019 (the “Extension Option”), by delivery of written notice to Seller by no later than 5:00 p.m. Pacific Time on January 21, 2019 (the “Extension Deadline”), provided that Purchaser shall have the right to accelerate the Closing to any business day within such extended period upon not less than two (2) business days’ written notice to Seller.  In order to validly exercise the Extension Option, the Purchaser shall deposit with the Escrow Agent no later than the Extension Deadline, an additional Five Million and 00/100 Dollars ($5,000,000.00) which shall be deemed to constitute part of the Deposit under Section 1.5 of the Agreement and shall be non-refundable (except as otherwise provided in this Agreement) but will be credited against the Purchase Price at Closing.

4.2.	Seller’s Obligations at Closing
At Closing, Seller shall:

(a)    deliver to Purchaser a warranty deed in the form of Exhibit D, duly executed and acknowledged by Seller (the “Deed”), conveying the Land and Improvements, subject only to the Permitted Exceptions;
(b)    deliver to Purchaser a bill of sale in the form of Exhibit F, duly executed by Seller (the “Bill of Sale”), assigning Seller’s interest in the Personal Property;
(c)    deliver to Purchaser an assignment and assumption agreement in the form of Exhibit G (the “Assignment of Leases”), duly executed by Seller, with respect to the Leases (as listed in Exhibit L, subject to any changes in such Leases as have been permitted by Section 7.4(b), plus any other Leases entered into after the Effective Date in accordance with the covenants set forth in Section 7.4(b)), the Rents and the Security Deposits;
(d)    deliver to Purchaser an assignment and assumption agreement in the form of Exhibit H (the “Assignment of Contracts”), duly executed by Seller, with respect to Seller’s interest in the Service Contracts (but only to the extent assignable and not terminated prior to Closing in accordance with the terms of this Agreement) and the other Intangibles;
(e)    deliver to Purchaser a notice in the form of Exhibit I, duly executed by Seller (the “Tenant Notice”), which Purchaser shall send to each tenant under the Leases promptly after the Closing, informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in the Leases (including all Security Deposits), and directing that all Rent and other sums payable after the Closing under each such Lease be paid as set forth in the Tenant Notice;
(f)    deliver to Purchaser a Certificate of Non-Foreign Status, in the form of Exhibit J, duly executed by Seller;
(g)    cause the Joinder Party to execute and deliver the Joinder Agreement;
(h)    execute and deliver to the Title Company such transfer tax forms as may be required under applicable law as a condition to the recordation of the Deed or as may be required under applicable law in connection with the transfer of the Property;
(i)    deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
(j)    deliver to Purchaser originals (to the extent originals are in Seller’s possession or control) or photocopies (if originals are not in Seller’s possession or control) of all Seller Documents, Leases, Permits (as hereinafter defined) and the Service Contracts, together with such leasing and property files and records located at the Property or the property manager’s office which are material in connection with the continued operation, leasing and maintenance of the Property, but excluding any of Seller’s partnership or corporate records, internal memoranda, internal and external engineering or inspection reports, financial projections, budgets, appraisals, accounting and tax records (other than operating statements for the Property, if any, listed in Exhibit M and property tax records relating directly to the Property) and similar proprietary, confidential or privileged information;
(k)    deliver to the Title Company such affidavits and certificates as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Seller;

(l)    to the extent required pursuant to Section 6.1, execute and deliver a certificate updating the representations and warranties set forth in Section 6.1 as of the Closing Date;
(m)    to the extent received, deliver originals (to the extent originals are in Seller’s possession or control) or photocopies (if originals are not in Seller’s possession or control) of all estoppels from the tenants of each Lease and declarants of each CCR;
(n)    to the extent received, deliver originals (to the extent originals are in Seller’s possession or control) or photocopies (if originals are not in Seller’s possession or control) of all SNDAs from each of the Major Tenants;
(o)    deliver to Purchaser possession of the Property, subject to the Permitted Exceptions, together with all keys, lock or safe combinations or key codes relating to the operation of the Property within Seller’s possession or control;
(p)    execute and deliver to Escrow Agent a closing statement reasonably acceptable to Seller;
(q)    execute and deliver to Escrow Agent a California Franchise Tax Board Form 593-C; and
(r)    deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.3.	Purchaser’s Obligations at Closing
At Closing, Purchaser shall:
(a)    deliver to Seller the full amount of the Purchase Price (which amount shall include the Deposit), as increased or decreased by prorations and adjustments as herein provided, in current and available funds pursuant to Section 1.2 (such amount to be delivered by Purchaser to Escrow Agent no later than 1:00 pm local time (in the time zone in which the Property is located) on the Closing Date);
(b)    deliver to Seller original counterparts of the Assignment of Leases and the Assignment of Contracts, duly executed by Purchaser;
(c)    deliver to Seller the Tenant Notices, duly executed by Purchaser;
(d)    deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser and such affidavits and certificates as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Purchaser;
(e)    execute and deliver to the Title Company original counterparts of such transfer tax forms as may be required under applicable law as a condition to the recordation of the Deed or as may be required under applicable law in connection with the transfer of the Property;
(f)    execute and deliver to Escrow Agent a closing statement reasonably acceptable to Purchaser;
(g)    provide a preliminary change in ownership report appropriately completed and executed by Purchaser; and

(h)    deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4.	Credits and Prorations
(a)    All income and expenses of the Property shall be apportioned as of 12:01 a.m. on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs. Subject to the provisions of this Section 4.4, such prorated items shall include without limitation the following: (i) all Rents received by Seller prior to Closing; (ii) taxes and assessments levied against the Property (whether arising under any declaration of covenants affecting the Property, by action of any owners association with jurisdiction over the Property or otherwise), including personal property taxes on the Personal Property and including regular or special assessments that have been fully paid and therefore do not continue to constitute a lien on the Property but for which payments have been made with respect to periods after Closing; (iii) utility charges for which the owner of the Property is liable, such charges to be apportioned at Closing on the basis of a current bill for each such utility; (iv) all amounts payable under Service Contracts to be assumed by Purchaser pursuant to the terms of this Agreement; (v) permit and license fees, if any; and (vi) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located. Payment of all tenant improvement costs, free rent, brokerage commissions or locator fees listed on Exhibit L attached hereto with respect to the Leases shall be the responsibility of Purchaser, which amounts shall be credited against the Purchase Price at Closing, other than such amounts arising from the execution of that certain lease agreement between Seller and Plan Grid, Inc.
(b)    Notwithstanding anything contained in Section 4.4(a):
(i)    At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser any Security Deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such Security Deposits (to the extent such Security Deposits are refundable to tenants and have not been applied against delinquent Rents or otherwise as provided in the Leases); and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property or, at Seller’s option, Seller shall be entitled to receive and retain such cash and deposits. Subject to provisions of this Section 4.4(b), Seller shall be obligated to transfer or cause to be transferred to Purchaser on the Closing Date all letters of credit then being held by Seller as security deposits pursuant to various Leases as set forth on Exhibit Q attached hereto (collectively, the “Letters of Credit”) by causing a transfer of such Letters of Credit that satisfies the issuing bank’s transfer requirements or by obtaining an amendment to such Letters of Credit that substitutes Purchaser as the beneficiary thereunder, and, in the case of any of the foregoing, in form and substance reasonably satisfactory to Purchaser) (each, an “L/C Transfer”). To the extent any such L/C Transfers shall not have been completed on the Closing Date, Seller shall reasonably cooperate with Purchaser, at no cost to Seller, following the Closing so as to consummate any such L/C Transfers as soon as practicable. To the extent the applicable tenant does not pay any transfer fees or other charges incurred in connection therewith, Purchaser shall be responsible for all such transfer fees or other charges imposed by the applicable bank issuing each of the Letters of Credit in order to consummate an L/C Transfer. If, at any time after Closing and prior to any L/C Transfer, Purchaser desires to draw upon a Letter of Credit, then Seller, upon receipt of a statement from Purchaser that Purchaser is entitled to draw upon the Letter of Credit, shall within two (2) business days execute and deliver to Purchaser any sight drafts, certifications, affidavits, or other documentation contemplated by the Letter of Credit or otherwise required by the issuing bank so as to enable Purchaser to draw upon and receive the proceeds of the Letter of Credit, and if Purchaser is unable to draw upon and receive the proceeds of the Letter of Credit, Seller agrees to do so upon Purchaser’s request and in such instance, Seller shall receive any proceeds of the Letter of Credit for Purchaser and shall immediately deliver to Purchaser any proceeds of the Letter of Credit. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims of the applicable tenant, or any party claiming by, through or under such tenant, relating to any draw upon the Letter of Credit that Purchaser requests.
(ii)    Any taxes and assessments (whether arising under any declaration of covenants affecting the Property, by action of any owners association with jurisdiction over the property, or otherwise) paid at or prior to Closing shall be prorated based upon the Seller’s and Purchaser’s respective periods of ownership of the Property during the year in which such taxes and assessments are due and payable. If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. If taxes and assessments due and payable during the year of Closing have been paid before Closing but relate to periods after Closing, Seller shall receive a credit for the portion of such taxes or assessments that relates to the period after Closing. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing, subject to the provisions of Section 4.4(d).
(iii)    As to utility charges referred to in Section 4.4(a)(iii), Seller may elect (by giving written notice to Purchaser) to pay one or more or all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement.
(iv)    Seller and Purchaser agree that all Rent received by Seller or Purchaser after the date of Closing shall be applied first to any unpaid Rent for the month in which Rent is actually received or that commences within ten (10) days after its receipt, and then to delinquent Rent, if any in the inverse order of maturity. Purchaser shall make a good faith effort after Closing to collect all Rents in the usual course of Purchaser’s business. If Purchaser collects any Rent properly applicable to unpaid Rent for any period prior to the Closing Date, Purchaser shall deliver such Rent to Seller within fifteen (15) days after its receipt. Purchaser shall use commercially reasonable efforts to collect any delinquent Rent owed Seller, but Purchaser shall not be obligated to declare a default or event or default under any Lease or institute any lawsuit or other collection procedures to collect delinquent rents, and in no event may Seller attempt to collect any delinquent Rent owed Seller nor may Seller evict or threaten eviction of any tenant after Closing through notice, proceeding or claim of any kind. If Seller shall receive any Rent properly applicable to periods on or after the date of Closing, Seller shall deliver such Rent to Purchaser within fifteen (15) days after its receipt. Any termination payments or fees received by Seller as a result of the termination of any Lease from and after the Effective Date shall be prorated based upon Purchaser’s and Seller’s respective periods of ownership of the Property over the term of the lease terminated (giving effect to the portion of the initial term so terminated).
(c)    Intentionally Deleted

(d)    Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration one hundred twenty (120) days after Closing (the “Final Proration Date”), or as soon thereafter as is reasonably practicable after the precise amounts can be ascertained. Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare or cause to be prepared and certify, to its knowledge, as correct in all material respects, a final proration statement which shall be in a form consistent with the closing statement delivered at Closing, which shall be subject to Seller’s reasonable approval. Upon Seller’s reasonable approval of any final proration statement submitted by Purchaser, such approved statement shall be conclusively deemed to be accurate and final, and any payment due to any party as a result of such final proration shall be made within thirty (30) days of such approval by Seller.
(e)    Until the Final Proration Date, Seller shall reasonably cooperate with Purchaser and shall take all such actions and provide all such information as may be reasonably required, at no material out-of-pocket cost to Seller, in connection with any efforts to make calculations or reconciliations of any of the apportionments in this Section 4.4.
(f)    Subject to the final sentence of Section 4.4(d), the provisions of this Section 4.4 shall survive Closing.

4.5.	Transaction Taxes and Closing Costs
(a)    Seller shall pay the following costs and expenses:
(i)    the premium for the Title Policy to the extent payable for a standard coverage policy (but not fees for extended coverage or fees for endorsements to the Title Policy other than any endorsements delivered pursuant to Seller’s cure obligations under Section 2.2, if any);
(ii)    all transfer taxes (including the cost of any documentary stamps and any tax on the transfer of intangibles or personal property) relating to the conveyances and assignments of the Property by Seller to Purchaser contemplated hereunder;
(iii)    all recording fees for recording the Deed and any other documents to be recorded in connection with conveyance of the Property by Seller to Purchaser at Closing (other than those relating to Purchaser’s financing, if any);
(iv)    one-half of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company;
(v)    all fees and other commissions owed to Eastdil Secured Broker Services, Inc. (“Seller’s Broker”) pursuant to a separate listing agreement between Seller and Seller’s Broker; and
(vi)    all fees of any counsel representing Seller in connection with this transaction.
(b)    Purchaser shall pay the following costs and expenses:
(i)    the premium for the Title Policy to the extent exceeding the premium payable for standard coverage, plus all fees for any endorsements to the Title Policy (other than any endorsements delivered pursuant to Seller’s cure obligations under Section 2.2, if any);

(ii)    one-half of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company;
(iii)    the cost of preparing the Updated Survey, if any, as contemplated by Section 2.1 above; and
(iv)    all fees of any counsel representing Purchaser in connection with this transaction.
(c)    All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be allocated between Seller and Purchaser in accordance with customary practice in the jurisdiction in which the Property is located.
(d)    The provisions of this Section 4.5 shall survive the Closing.
ARTICLE 5
CONDITIONS PRECEDENT TO PARTIES’ OBLIGATIONS TO CLOSE

5.1.	Conditions Precedent to Obligations of Purchaser
The obligation of Purchaser to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its absolute discretion:
(a)    Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to those provided for in Section 4.2;
(b)    All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (subject to changes permitted under this Agreement or changes reflecting termination or commencement of Leases not violating Section 7.4(b)) and changes that do not individually or in the aggregate interfere with the consummation of the transactions contemplated by this Agreement or materially and adversely affect the value of the Property;
(c)    Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller at or prior to Closing;
(d)    The Title Company shall be irrevocably committed to issue the Title Policy to Purchaser with an effective date and time as of the date and time of the Closing; and
(e)    At least two (2) business days prior to the Closing Date (the “Estoppel Delivery Date”), Seller shall have delivered to Purchaser an original executed estoppel certificate dated no earlier than December 10, 2018 and in the form of Exhibit N-1 attached hereto (each, an “Estoppel Certificate”) from (1) all Major Tenants (as defined in Exhibit L); and (2) other tenants who are party to Leases, which when combined with the Major Tenants cover not less than eighty percent (80%) of the leased rentable square footage, in the aggregate, in the Property as of the Estoppel Delivery Date ((1) and (2) collectively, the “Estoppel Delivery Requirement”). Seller agrees that it will send drafts of each Estoppel Certificate for each Lease to Purchaser no later than five (5) business days after the Effective Date, and Seller agrees that it will incorporate into such drafts any revisions to factual matters reasonably requested by Purchaser (but not the form itself), and such revisions shall be provided by Purchaser not later than three (3) business days after Seller delivers draft Estoppel Certificates to Purchaser. Seller agrees that it will deliver the applicable

Estoppel Certificates to the applicable tenants as soon as the applicable Estoppel Certificates have been revised to incorporate Purchaser's comments, and Seller shall use its commercially reasonable efforts to satisfy the Estoppel Delivery Requirement. Seller shall deliver to Purchaser a copy of any Estoppel Certificate (or comments thereto) provided by any tenant that deletes, modifies, qualifies or disclaims (or would have the effect of deleting, modifying, qualifying or disclaiming) any statement in an Estoppel Certificate.
In the event Seller is unable to obtain Estoppel Certificates sufficient to satisfy the Estoppel Delivery Requirement by the Estoppel Delivery Date or Purchaser receives any Non-Complying Estoppels (as defined below), Purchaser may elect, at any time prior to the earlier of the day that is two (2) business days after the Estoppel Delivery Date and the date that is five (5) business days following delivery of any Non-Complying Estoppel, to (a) terminate this Agreement by written notice to Seller, whereupon (i) Escrow Agent shall immediately return the Deposit to Purchaser, and (ii) this Agreement shall terminate and except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement, (b) waive such condition and proceed to the Closing, or (c) permit Seller to adjourn the Closing until a date that is two (2) business days following Purchaser’s receipt of all estoppels sufficient to satisfy the Estoppel Delivery Requirement; provided that such adjournment shall be no longer than ten (10) business days. As used herein, a “Non-Complying Estoppel” means an estoppel certificate signed by the applicable party that (i) is not in the form of Exhibit N-1, or other form required by the applicable Lease, (ii) discloses a material adverse term of the applicable Lease that was not disclosed to Purchaser in the applicable Lease, (iii) alleges a default of Seller (as landlord) under the applicable Lease, or (iv) discloses a material dispute between the landlord and the tenant in connection with the applicable Lease.
In the event any of the conditions in this Section 5.1 has not been satisfied (or waived in writing by Purchaser) prior to or on the Closing Date (as same may be extended or adjourned as provided in this Agreement), Purchaser shall have the right (without limiting any right of Purchaser to exercise its remedies described in Section 8.2 in the event of a default by Seller hereunder) to terminate this Agreement by written notice to Seller, whereupon (i) Escrow Agent shall immediately return the Deposit to Purchaser, and (ii) this Agreement shall terminate and except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

5.2.	Conditions Precedent to Obligations of Seller
The obligation of Seller to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its absolute discretion:
(a)    Purchaser shall have delivered to Escrow Agent the Purchase Price (less the Deposit) as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement;
(b)    Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to those provided for in Section 4.3;
(c)    All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date (subject to modifications permitted under this Agreement); and
(d)    Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser at or prior to Closing.

In the event any of the conditions in this Section 5.2 have not been satisfied (or waived in writing by Seller) prior to or on the Closing Date (as same may be extended or adjourned as provided in this Agreement), Seller shall have the right (without limiting any right of Seller to exercise those remedies described in Section 8.1 in the event of a default by Purchaser hereunder) to terminate this Agreement by written notice to Purchaser.

5.3.	Subordination and Non-Disturbance Agreements
Seller acknowledges that Purchaser’s mortgage lender, if any, may require as a condition to the extension of any credit to the Purchaser and/or in relation to the approval granted by such lender for any new lease or leasing matter, that Purchaser cause certain tenants to enter into a subordination, non-disturbance and attornment agreement (“SNDA”) with the lender. Seller agrees, as an accommodation only, to request from Major Tenants an SNDA in the form as may be required by Purchaser’s lender (so long as such form is commercially reasonable or customary for a lease similar to the Lease that is being subordinated). Purchaser expressly agrees that nothing herein shall be deemed to create any financing contingency, and the failure to obtain an SNDA from any tenant, including any Major Tenant, shall not be a (i) default or breach by Seller under this Agreement, or (ii) a condition precedent to Purchaser’s obligation to close hereunder.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1.	Representations and Warranties of Seller
Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to the last paragraph of this Section 6.1:
(a)    Organization and Authority. Seller is a validly existing limited liability company formed under the laws of Delaware. Seller is duly qualified to do business and is in good standing in the state in which the Property is located. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement, and all requisite actions necessary to authorize Seller to enter into this Agreement and to carry out its obligations hereunder have been taken. The person signing this Agreement on behalf of Seller is authorized to do so.
(b)    Pending Actions. Except as set forth in materials provided to Purchaser pursuant to Section 3.1 or 3.2, Seller has not received written notice of any action, suit, arbitration, or legal proceeding pending or threatened against Seller or the Property, and Seller has not received written notice of any uncured violation of any federal, state or local law relating to the use or operation of the Property.
(c)    Service Contracts. The Service Contracts listed on Exhibit C are all of the agreements concerning the operation and maintenance of the Property entered into by Seller and affecting the Property (except those agreements that are not assignable or are to be terminated by Seller as of the Closing, and except any agreement with Seller’s property manager, which shall be terminated by Seller). Seller has neither received nor delivered any written notice to or from any party to any Service Contract asserting that either Seller or any such party is in default thereunder, which default remains uncured, and to Seller’s knowledge, no other party is in default under any such Service Contract, which default remains uncured.

(d)    Lease Brokerage. To Seller’s knowledge, except as set forth in Exhibit L, there are no agreements with brokers providing for the payment by Seller or Seller’s successor-in-interest of leasing commissions or fees for procuring tenants with respect to the Property, except as shall be terminated or satisfied by Seller prior to Closing without any continuing obligation to pay any amount to any other party, including but not limited to Seller’s Broker.
(e)    Condemnation. Seller has received no written notice of any condemnation proceedings relating to the Property or rights-of-way located adjacent thereto, and, to Seller’s knowledge, no such proceeding is threatened.
(f)    Notices of Required Work. Seller has not received any written notification from any governmental or public authority that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated or would be a violation of any applicable fire, health, building, use, occupancy or zoning laws.
(g)    Litigation. Except as set forth in Exhibit K, Seller has not received written notice of any litigation which has been filed against Seller, or to Seller’s knowledge, threatened in writing against Seller or the Property, that arises out of the ownership of the Property or the transaction contemplated by this Agreement which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.
(h)    Leases. The list of Leases attached hereto as Exhibit L lists all of the leases, licenses and occupancy agreements currently affecting the Property and is accurate in all material respects.  The copies of the Leases provided to Purchaser are complete copies of the Leases in Seller’s possession and control. The rent roll delivered to Purchaser is a copy of the rent roll prepared in the ordinary course of Seller’s operation of the Property. To Seller’s knowledge, such rent roll includes a true, correct and complete list of the unapplied tenant Security Deposits under the Leases as of the Effective Date. To Seller’s knowledge, Seller is currently holding all Security Deposits it is required to hold under the Leases. Except as set forth in Exhibit L, (i) Seller has no knowledge of, and has neither given nor received any written notice of default under any Lease that remains uncured, (ii) to Seller’s knowledge, there are no tenant improvement costs, free rent, brokerage commissions or locator fees payable or which in the future could become payable with respect to the current terms of the Leases in effect as of the Effective Date, (iii) to Seller’s knowledge, there are no ongoing tenant audits with respect to any Leases, and (iv) to Seller’s knowledge, other than minor refurbishment to be performed under the Fathom Law lease, all tenant improvements and alterations required to be performed by the landlord under the Leases has been performed. Seller has not granted any unrecorded rights of first refusal or first offer to purchase or similar options to acquire any portion of the Property.
(i)    Personal Property. Seller has good and valid title to the Personal Property, free and clear of all liens and encumbrances as of the Closing, subject only to the Permitted Exceptions. All items of Personal Property have been fully paid for or will be paid for by Seller prior to the Closing.
(j)    Environmental Reports. Seller has provided Purchaser with that certain environmental report set forth on Exhibit E (“Environmental Report”). To Seller’s knowledge, Seller is not in possession or control of any environmental/hazardous waste studies or reports prepared for Seller after 2014 relating to the Property.

(k)    Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations).
(l)    No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property is bound.
(m)    Bankruptcy. No bankruptcy, insolvency, reorganization, or similar action or proceeding, whether voluntary or involuntary, is pending, or to Seller’s knowledge, has been threatened in writing, against Seller.
(n)    OFAC. Neither Seller nor, to Seller’s knowledge, any of its equity owners nor any of their respective employees, officers, or directors (other than the owner of publicly traded shares), is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any similar statute or executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Order”)), and/or is on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to the Order and any other applicable rules, regulations, legislation or orders (such lists are collectively referred to as the “Lists”). Neither Seller nor, to Seller’s knowledge, any of its equity owners, will transfer or permit the transfer of any controlling interest in Seller to any person or entity who is, or any of whose beneficial owners are, listed on the Lists. Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any owner of any controlling interest in Seller becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller will immediately notify Purchaser in writing, and in such event, Purchaser will have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Seller, in which event the Deposit will promptly be returned to Purchaser and neither party will have any further rights or obligations under this Agreement, except for such as specifically survive termination.
(o)    Employees. Seller does not employ any employees in connection with the operation of the Property. To Seller’s knowledge, there are no collective bargaining agreements with any labor union with respect to the employees of the property manager at the Property.
(p)    No Plan Assets. Seller is not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) and is not acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “IRC”), or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any statutes applicable to Seller that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the IRC.

(q)    Façade Reports. That certain façade condition assessment dated as of September 6, 2018, and that certain preliminary spire conditions assessment and repair development report dated as of June 27, 2016, each as prepared by Simpson Gumpertz & Heger Inc., and that certain 111 Sutter treatment report prepared by ARG Conservation Services, Inc. (together, the “Façade Reports”) have been provided to Purchaser prior to the Effective Date, and to Seller’s knowledge, Seller is not in possession or control of any other third party inspection reports prepared for Seller after 2014 with respect to the façade of the building located on the Land that have not been provided to Purchaser.
(r)    Permits. To the extent such items are in Seller’s possession or control, Seller has provided true and correct copies of all written licenses, permits, certificates of occupancy, authorizations and approvals used in or relating to the construction, use, ownership, occupancy or operation of the Property (the “Permits”) to Purchaser.
(s)    CC&Rs. Seller has no knowledge of, and has neither given nor received any written notice of default that remains uncured under any of (i) that certain Declaration of Covenants, Conditions and Restrictions dated as of November 3, 1986 and recorded as document number D893816 on reel E206 page 711 as of November 3, 1986, or (ii) that certain Declaration of Covenants, Conditions and Restrictions dated as of April 24, 1984 and recorded as document number D489461 on reel D668 page 1135 as of April 27, 1984 (collectively, the “CCRs”).
References to the “knowledge” of Seller shall refer only to the current actual knowledge of Seller’s Designated Representatives (as hereinafter defined), and shall not be construed, by imputation or otherwise, to refer to the knowledge of any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Seller’s Designated Representatives any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Seller’s Designated Representatives” means Stacie Hill, whom Seller represents and warrants is the person charged with the investment asset management of the Property and Sean Meehan, whom Seller represents and warrants is the person charged with the investment portfolio management. There shall be no personal liability on the part of Seller’s Designated Representatives.
In the event that Seller shall before Closing become aware or have reasonable grounds to believe that any representation or warranty of Seller is inaccurate in any material respect, Seller shall deliver to Purchaser a certificate, dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer thereof, identifying any representation or warranty which is not, or is no longer, true and correct and explaining the state of facts giving rise to the change. Seller shall not be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that occurs between the Effective Date and the Closing so long as such change is (i) expressly permitted under the terms of this Agreement, or (ii) beyond the reasonable control of Seller to prevent; provided, however, that if a change is beyond the reasonable control of Seller to prevent, such change shall, if materially adverse to (x) Purchaser and/or (y) the Property’s valuation or current use, in either or both cases nevertheless constitute the non‑fulfillment of the condition set forth in Section 5.1(b) (unless such changes merely reflect the termination or commencement of Leases not violating Section 7.4(b) or do not individually or in the aggregate interfere with consummation of the transactions contemplated by this Agreement or materially and adversely affect the value of the Property). If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate.

6.2.	Survival of Seller’s Representations and Warranties; Limitations on Claims; Joinder

(a)    The representations and warranties of Seller set forth in Section 6.1 as updated as of the Closing in accordance with the terms of this Agreement shall survive Closing for a period of six (6) months (the “Limitations Period”). Purchaser may not make any claim for a breach of any representation, warranty or covenant of Seller contained in this Agreement or any document delivered in connection with the transactions contemplated by this Agreement (a “Post-Closing Breach”) if the breach in question results from or is based on a condition, state of facts or other matter that was known to Purchaser prior to Closing. Seller shall have no liability to Purchaser for a breach of any such representation or warranty unless (a) the aggregate amount of valid claims for all such breaches exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which event only those claims in excess of Two Hundred and Fifty Thousand Dollars ($250,000) shall be actionable, but only up to the Cap (as defined in this Section), and (b) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the Limitations Period and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the giving of such notice. As used herein, the term “Cap” shall mean the total aggregate amount of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00).
(b)    On the Closing Date, Jones Lang LaSalle Income Property Trust, Inc., a Maryland corporation (the “Joinder Party”), shall execute and deliver a joinder agreement in substantially the form of Exhibit P attached hereto (the “Joinder Agreement”) pursuant to which the Joinder Party shall be deemed to be a seller under this Agreement as though it had been an original party hereto. The liability of each of Seller and the Joinder Party under Section 6.2(a) for any Post-Closing Breach shall be joint and several. The joinder of the Joinder Party hereto shall not obligate Purchaser to include such Joinder Party in any notices or communications required hereunder. In all cases where Purchaser seeks to recover under this Agreement or otherwise against Seller for a Post-Closing Breach, the Joinder Party will be deemed to have a separate agreement with Purchaser under which Purchaser may recover against the Joinder Party for such Post-Closing Breach. Notwithstanding anything to the contrary contained in this Agreement, the failure or non-performance of the Joinder Party under this Agreement shall not affect Purchaser’s obligation to perform and close hereunder with respect to Seller.

6.3.	Representations and Warranties of Purchaser
Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to the last paragraph of this Section 6.3:
(a)    Organization and Authority. Purchaser has been duly organized and is a validly existing limited liability company under the laws of Delaware. Purchaser is qualified (or at Closing will be qualified) to transact business in the state in which the Property is located. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement, and all requisite actions necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.
(b)    Pending Actions. To Purchaser’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending or threatened against Purchaser which is not covered by Purchaser’s insurance, or if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c)    OFAC. Neither Purchaser nor, to Purchaser’s knowledge, any of its equity owners nor any of their respective employees, officers, or directors (other than the owner of publicly traded shares), is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any similar statute or executive order (including the Order), and/or is on any other Lists. Neither Purchaser nor, to Purchaser’s knowledge, any of its equity owners, will transfer or permit the transfer of any controlling interest in Purchaser to any person or entity who is, or any of whose beneficial owners are, listed on the Lists. Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any owner of any controlling interest in Purchaser becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser will immediately notify Seller in writing, and in such event, Seller will have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Purchaser, in which event the Deposit will promptly be returned to Purchaser and neither party will have any further rights or obligations under this Agreement, except for such as specifically survive termination.
(d)    No Conflicts. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Purchaser is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound.
(e)    Bankruptcy. No bankruptcy, insolvency, reorganization, or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Purchaser’s knowledge, has been threatened in writing, against Purchaser.
References to the “knowledge” of Purchaser shall refer only to the current actual knowledge of Purchaser’s Designated Representatives (as hereinafter defined), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Purchaser or any affiliate of Purchaser, to any investment manager, or to any other officer, agent, manager, representative or employee of Purchaser or any affiliate thereof or to impose upon such Purchaser’s Designated Representatives any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Purchaser’s Designated Representatives” means David Zobel, Executive Vice President and Head of Acquisitions at Paramount Group, Inc. There shall be no personal liability on the part of Purchaser’s Designated Representatives.

In the event that Purchaser shall before Closing become aware or have reasonable grounds to believe that any representation or warranty of Purchaser is inaccurate in any material respect, Purchaser shall deliver to Seller a certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized representative thereof, explaining the state of facts giving rise to the change. Purchaser shall not be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty set forth in Section 6.3 which results from any change that occurs between the Effective Date and the Closing so long as such change is (i) expressly permitted under the terms of this Agreement, or (ii) beyond the reasonable control of Purchaser to prevent. If, despite changes or other matters described in such certificate, the Closing occurs, Purchaser’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate. In the event that Purchaser shall before Closing become aware or have reasonable grounds to believe that any representation or warranty of Seller is inaccurate in any material respect, Purchaser shall promptly notify Seller of such grounds and provide a reasonable explanation of the basis for such belief.

ARTICLE 7

ADDITIONAL COVENANTS

7.1.	Satisfaction of Conditions
Each of Seller and Purchaser shall use commercially reasonable efforts to cause all conditions precedent to the parties’ obligation to consummate the transactions contemplated by this Agreement to be satisfied.

7.2.	Confidentiality
Each of Purchaser and Seller, and their respective representatives, shall hold in strictest confidence all data and information obtained with respect to the other party or its business that is not otherwise available to the public, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information (i) to the extent such information is generally available to the public other than as a result of a disclosure in violation of this Agreement, or is released from confidential treatment by written consent of Seller, (ii) to those persons assisting Purchaser with the transaction, including, without limitation, Purchaser's actual or prospective lender and to the advisors, employees, consultants, accountants, actual or prospective investors, actual or prospective partners, and attorneys of Purchaser, and/or (iii) to the extent disclosure is required to comply with any law, rule, regulation or order, including, without limitation, the laws, rules and regulations of the U.S. Securities and Exchange Commission or any other applicable governing body, including any stock exchange in which Paramount Group, Inc.’s securities are listed, or any other applicable law or as otherwise required by a judicial, administrative or governmental proceeding. In the event this Agreement is terminated, each party shall promptly return to the other party or destroy any documents, schedules, exhibits or other written information obtained from the other party in connection with this Agreement or the transaction contemplated herein; provided, however, that Purchaser shall be entitled to retain one copy of any such documents or information in the ordinary course of business in accordance with Purchaser’s document retention policies and procedures. In the event of a breach or threatened breach by either party or its agents or representatives of this Section 7.2, the other party shall be entitled to an injunction restraining the breaching party or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting a party from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 7.2 are subject to, and the parties will comply with, all applicable law and any order of a competent court. The provisions of this Section 7.2 shall survive Closing or any termination of this Agreement.

7.3.	Disclosure
Prior to Closing, neither Seller nor Purchaser may without the approval of the other make or issue any press release or other announcement or other public disclosure of information with respect to the sale contemplated herein or any matters set forth in this Agreement, except as may be required by any law, rule, regulation or order, including, without limitation, the laws, rules and regulations of the U.S. Securities and Exchange Commission or any other applicable governing body, including any stock exchange in which Paramount Group, Inc.’s securities are listed, or any other applicable law or as otherwise required by a judicial, administrative or governmental proceeding, except that either party may upon two (2) business days notice to the other disclose that the sale of the Property is pending, the purchase price, the identity of the Seller and Purchaser and such other matters as are reasonably acceptable to the parties. Such notice shall include a draft of such press release or announcement and the parties acknowledge and agree that the failure of the receiving party to object or approve within said two (2) business day period shall be deemed approval of the proposed press release or announcement. After Closing, neither Seller nor Purchaser shall, without the consent of the other, issue any press release or other public announcement with respect to the sale of the Property, except that either party may (i) disclose that the sale of the Property has occurred, the identity of the Seller and Purchaser, the Closing Date, the purchase price, and to update any factual matter disclosed in a previous press release or announcement previously approved hereunder, and (ii) make such other disclosures as may be required by and law, rule, regulation or order in the opinion of such party’s legal counsel.

7.4.	Additional Covenants of Seller
Seller hereby covenants with Purchaser as follows:
(a)    From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall operate and maintain the Property (including, without limitation, performing in all material respects its obligations as landlord under the Leases) in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof. Seller shall not remove any Personal Property except in the ordinary course of business.
(b)    Without Purchaser’s consent, Seller shall not enter into any new lease affecting the Property, or any amendment, renewal or extension of an existing Lease (other than renewals or extensions for which Seller’s consent is not required or may not be withheld under the terms of existing Leases and of which Seller promptly notifies Purchaser in writing, together with a copy of any document evidencing such renewal or extension). In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices of default given or received by Seller under any of the Leases.
(c)    Without Purchaser’s consent Seller shall not, after the Effective Date and prior to Closing or sooner termination of this Agreement, enter into any new Service Contracts affecting the Property, or any amendment, renewal or extension of an existing Service Contract. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices of default given or received by Seller under any of the Service Contracts.
(d)    From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall maintain in full force and effect the insurance policies currently in effect with respect to the Property (or replacements continuing similar coverage if available at comparable cost).
(e)    Seller shall advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing before any governmental authority which affects the Property in any material respect which shall have been instituted from and after the Effective Date, and Seller shall not initiate a settlement of same without Purchaser’s prior written consent, which may be withheld in Seller’s sole but reasonable discretion. Seller shall deliver promptly to Purchaser copies of any written notices of violations or other material written notices regarding the Property received by Seller.
(f)    Seller shall not take any action to market the Property or negotiate, make, accept or otherwise pursue any offer for the financing or sale of the Property or subject the Property to any liens, mortgages, charges, claims or other similar encumbrances.
(g)    Seller agrees, as an accommodation only, to request estoppels from the declarant or current successor to declarant (to the extent known to Seller) in the form of Exhibit N-2 with respect to the CCRs. Purchaser expressly agrees that the failure to obtain an estoppel for either CCR is not a default or breach by

Seller under this Agreement, nor is the receipt of any such estoppel a precondition to Purchaser’s obligation to close hereunder.
ARTICLE 8
DEFAULT; REMEDIES

8.1.	Default by Purchaser
IN THE EVENT THE PURCHASE AND SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO PURCHASER’S DEFAULT ESCROW AGENT SHALL PAY THE DEPOSIT TO SELLER, AND SELLER SHALL RETAIN THE SAME AS FULL LIQUIDATED DAMAGES, AS SELLER’S SOLE AND ONLY REMEDY, FOR PURCHASER’S DEFAULT HEREUNDER. THE PARTIES HERETO EXPRESSLY ACKNOWLEDGE THAT IT IS IMPOSSIBLE TO ESTIMATE MORE PRECISELY THE DAMAGES TO BE SUFFERED BY SELLER UPON PURCHASER’S DEFAULT AND THAT RETENTION OF THE DEPOSIT BY SELLER IS INTENDED NOT AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES. THE PARTIES FURTHER ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE BY THE PARTIES OF THE AMOUNT OF THE PROBABLE LOSS THAT SELLER MIGHT BE EXPECTED TO SUFFER IN THE EVENT THE PURCHASE AND SALE OF THE PROPERTY IS NOT CLOSED BECAUSE OF PURCHASER’S DEFAULT. THE SELLER’S RIGHT TO RETAIN THE DEPOSIT AS FULL LIQUIDATED DAMAGES IS SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF DEFAULT HEREUNDER BY PURCHASER, AND SELLER HEREBY WAIVES AND RELEASES ANY RIGHT TO (AND HEREBY COVENANTS THAT IT SHALL NOT) SUE THE PURCHASER (A) FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT OR (B) TO PROVE THAT SELLER’S ACTUAL DAMAGES EXCEED THE DEPOSIT WHICH IS HEREBY PROVIDED SELLER AS FULL LIQUIDATED DAMAGES; AND PURCHASER HEREBY WAIVES AND RELEASES ANY RIGHT TO (AND HEREBY COVENANTS THAT IT SHALL NOT) SUE THE SELLER TO RECOVER THE DEPOSIT OR ANY PART THEREOF ON THE GROUNDS THAT IT IS UNREASONABLE IN AMOUNT OR THAT ITS RETENTION BY SELLER IS A PENALTY AND NOT AGREED UPON REASONABLE LIQUIDATED DAMAGES.

8.2.	Default by Seller
In the event the sale of the Property as contemplated hereunder is not consummated due to Seller’s default, Purchaser shall be entitled, as its sole remedy to (i) seek specific performance or (ii) receive the return of the Deposit and recovery of its actual out of pocket expenses up to One Hundred Seventy Five Thousand Dollars ($175,000), which receipt shall operate to terminate this Agreement and release Seller from any and all liability hereunder (except for those provisions of this Agreement which by their express terms survive the termination of this Agreement). If Purchaser enforces specific performance of this Agreement by Seller, Purchaser agrees that Purchaser shall be required to pay the entire Purchase Price in immediately available funds, and that Purchaser shall accept whatever title Seller has to the Property, if any, subject to all liens, encumbrances and other matters affecting title to the Property (all of which shall be deemed Permitted Exceptions) except for (A) liens and encumbrances intentionally or deliberately placed by Seller on the Property after the date of the Title Commitment; (B) any liens granted by Seller under a deed of trust or other security instrument securing indebtedness of Seller; (C) unpaid taxes and special assessments for any years before the year of Closing during which Seller has had title to the Property; and (D) liens, encumbrances, and other matters that Seller is requested by Purchaser to cure or remove or bond against and that Seller expressly and unconditionally agrees in writing, in response to that request, to cure or remove or bond against (the matters described in items (A), (B), (C) and (D) are referred to herein as “Non-Permitted Liens”), with no reduction in the Purchase Price, and in no event shall Seller be obligated to cure or remove or bond against any title defects, liens, encumbrances, or other matters affecting title, other than Non-Permitted Liens. This provision shall survive the Closing or any termination of this Agreement.

8.3.	Waiver of All Other Damages.
Each party, with the advice of counsel, waives and relinquishes the right to recover all other damages of every kind and nature from the other party in the event the sale of the Property as contemplated hereunder is not consummated due to the default of the other party hereunder. Such waived and relinquished damages include incidental, consequential, treble, punitive and all other types of damages, excepting only the liquidated damages provided in Section 8.1 and damages described in Section 8.2 and Section 12.8 hereof.
ARTICLE 9
RISK OF LOSS

9.1.	Minor Damage or Condemnation
In the event of loss or damage to, or condemnation of, the Property or any portion thereof which is not “Major” (as hereinafter defined), this Agreement shall remain in full force and effect. In the case of a casualty that is not “Major,” (i) Seller may elect, by giving notice to Purchaser within five (5) business days after becoming aware of the casualty, to make any necessary repairs prior to Closing, in which case Seller shall use reasonable efforts to complete such repairs promptly, and (ii) if Seller does not elect to make any necessary repairs prior to Closing pursuant to clause (i) and if Seller and Purchaser agree on the aggregate cost of effecting any necessary repairs, the Purchase Price shall be reduced by the agreed cost of effecting such repairs. In all other cases following a casualty that is not “Major,” and in the event of any condemnation that is not “Major,” (a) Seller shall assign to Purchaser, without representation, warranty or recourse to Seller, all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question after deduction of Seller’s reasonable, actual and out-of-pocket expenses of collection and amounts expended by Seller in Seller’s reasonable discretion to prevent further damage to the Property or to alleviate unsafe conditions at the Property caused by casualty or condemnation, and (b) the Purchase Price shall be reduced by an amount equal to the lesser of $10,000, which is the deductible amount under Seller’s insurance policy or the cost of such repairs as determined in accordance with Section 9.3. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

9.2.	Major Damage
In the event of a “Major” loss or damage to, or condemnation of, the Property or any portion thereof, then Purchaser may terminate this Agreement by written notice to Seller within ten (10) days after Seller gives Purchaser written notice of the occurrence of such Major loss, damage or condemnation (which notice shall state the cost of repair or restoration thereof as opined by an architect in accordance with Section 9.3). In the event Purchaser gives notice of its election to terminate this Agreement prior to expiration of such 10-day period, this Agreement shall terminate and the Deposit shall be returned to Purchaser. If Purchaser fails to give such notice of its election to terminate prior to expiration of such 10-day period, then Purchaser shall be deemed to have elected to proceed with Closing, in which event (a) Seller shall assign to Purchaser, without representation, warranty or recourse to Seller, all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, after deduction of Seller’s reasonable, actual and out-of-pocket expenses of collection and amounts expended by Seller in Seller’s reasonable discretion to prevent further damage to the Property or to alleviate unsafe conditions at the Property caused by casualty or condemnation; and (b) the Purchase Price shall be reduced by an amount equal to the sum of the lesser of $10,000, which is the deductible amount under Seller’s insurance policy or the cost of such repairs as determined in accordance with Section 9.3. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

9.3.	Definition of “Major” Loss or Damage
For purposes of Sections 9.1 and 9.2, “Major” loss, damage or condemnation refers to loss or damage to the Property hereof (i) such that the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Twenty Million and No/100 Dollars ($20,000,000.00), or (ii) which would require in excess of ninety (90) days to repair or restore the premises in question to substantially the same condition which existed prior to the event of damage. If Purchaser does not give written notice to Seller of Purchaser’s reasons for disapproving an architect within ten (10) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE 10
COMMISSIONS
Seller warrants to Purchaser that it has not dealt with any real estate broker with regard to this transaction other than Seller’s Broker, whose commission, if any, shall be paid by Seller pursuant to a separate agreement between Seller’s Broker and Seller. Purchaser warrants to Seller that it has not dealt with any real estate broker with regard to this transaction. Purchaser agrees to indemnify and hold harmless Seller from any and all commissions claimed by any broker or third party (other than any commissions owing to the Seller’s Broker) arising by virtue of this transaction whose commissions legally arise from acts of Purchaser. Seller agrees to indemnify and hold harmless Purchaser from any and all commissions claimed by any broker or third party (including any commissions owing to the Seller’s Broker) arising by virtue of this transaction whose commissions legally arise from acts of Seller. The obligations of indemnity of Purchaser and Seller as contained in this Article 10 shall survive the Closing or the earlier expiration or termination of this Agreement.
ARTICLE 11
DISCLAIMERS AND WAIVERS

11.1.	No Reliance on Documents
Except as expressly stated herein and in the Deed or any other document which is required to be delivered by Seller to Purchaser at Closing, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or given by Seller or its agents to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered or given by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that, except as otherwise expressly stated herein or in the Deed or any other document which is required to be delivered by Seller to Purchaser at Closing, any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser.

11.2.	AS-IS SALE
PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN COMPLETED INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY. SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN THE DEED OR ANY OTHER DOCUMENT DELIVERED BY SELLER TO PURCHASER AT CLOSING, PURCHASER FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM ANY SELLER ANY ACCOUNTING, TAX, LEGAL, DEVELOPMENT PLANNING, ENVIRONMENTAL, ARCHITECTURAL, ENGINEERING, MANAGEMENT OR OTHER ADVICE WITH RESPECT TO THIS TRANSACTION AND IS RELYING SOLELY UPON THE ADVICE OF ITS OWN ADVISORS.
PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANYONE ACTING ON SELLER’S BEHALF IS MAKING OR HAS AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THE PHYSICAL, STRUCTURAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ITS COMPLIANCE WITH LAWS.
PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN THE DEED OR ANY OTHER DOCUMENT DELIVERED BY SELLER TO PURCHASER AT CLOSING. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY OFFERING MEMORANDUM OR OFFERING PACKAGE DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DEED OR ANY OTHER DOCUMENT DELIVERED BY SELLER TO PURCHASER AT CLOSING. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

FOR THE FOREGOING PURPOSES (WITHOUT WAIVING THE BENEFIT OF ANY EXPRESS COVENANTS, REPRESENTATIONS, WARRANTIES OR INDEMNITIES SET FORTH IN THIS AGREEMENT), PURCHASER HEREBY SPECIFICALLY WAIVES THE PROVISIONS OF ANY LAW OF ANY APPLICABLE JURISDICTION, THE IMPORT OF WHICH IS AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED A SETTLEMENT WITH THE DEBTOR.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING IN THIS SECTION 11.2 (Y) IS INTENDED TO OR SHALL BE DEEMED TO PROHIBIT PURCHASER FROM RAISING A DEFENSE IN ANY GOVERNMENTAL ENVIRONMENTAL PROCEEDING THAT IT WAS NOT THE OWNER OF THE PROPERTY AT THE TIME SUCH VIOLATION OF APPLICABLE LAW OCCURRED OR SUCH ENVIRONMENTAL CONDITION FIRST CAME INTO EXISTENCE, AND (Z) SHALL APPLY TO ANY FRAUD OR INTENTIONAL MISREPRESENTATION BY SELLER.

11.3.	Survival of Disclaimers
The provisions of this Article 11 shall survive Closing or any termination of this Agreement.
ARTICLE 12
MISCELLANEOUS

12.1.	Assignment
Subject to the provisions of this Section 12.1, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Except for an assignment by Purchaser as permitted pursuant to this Section, neither party shall have the right to assign this Agreement without the prior written consent of the other party, which consent may be granted or withheld in the sole discretion of such party whose consent has been requested. Notwithstanding the preceding sentence, Purchaser shall have the right to assign its right, title, and interest in this Agreement and delegate its duties under this Agreement to an affiliate, so long as such affiliate controls, is controlled by, or is under common control with Purchaser, and provided, further, that (a) such affiliate shall assume, in writing (by execution of an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller and Purchaser), all the assigning party’s obligations under this Agreement, and (b) Purchaser shall not be released from any obligations under this Agreement as a result of such assignment. If Purchaser so assigns this Agreement to an affiliate, Purchaser shall, at least three (3) business days prior to the Closing Date, give Seller written notice of such assignment, together with a copy of the assignment and assumption agreement executed by the assigning party and the assignee.

12.2.	Notices
Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile or email transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile or email transmission, as of the date of the facsimile or email transmission provided that an original of such notice is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:
If to Purchaser:    c/o Paramount Group, Inc.
1633 Broadway, Suite 1801
New York, New York 10019
Attention: David Zobel
E-mail: dzobel@paramount-group.com

with a copy to:    c/o Paramount Group, Inc.
1633 Broadway, Suite 1801
New York, New York 10019
Attention: Gage Johnson, General Counsel
E-mail: gjohnson@paramount-group.com

with a copy to:    Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Thomas J. Henry, Esq.
E-mail: thenry@willkie.com

If to Seller:    CEP Investors XII LLC
                                                       c/o LaSalle Investment Management, Inc.
Attention: Stacie Hill
601 Union Street, 28th Floor
Seattle, WA 98121
Phone: (206) 607-1736
Email: Stacie.Hill@lasalle.com

with a copy to:    LaSalle Investment Management, Inc.
Attention: General Counsel
333 West Wacker Drive, 23rd Floor
Chicago, IL 60606

and a copy to:    Davis Wright Tremaine LLP
Attention: Anthony Caso
920 Fifth Avenue, Suite 3300
Seattle, WA 98104-1610
Phone: 206.757.8264
Facsimile: 206.757.7264
Email: anthonycaso@dwt.com

12.3.	Amendments
This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

12.4.	Entire Agreement
This Agreement, including its exhibits and schedules (which shall be deemed to be incorporated herein and an integral part hereof), together with that certain Early Entry Agreement between Seller and Purchaser dated as of November 19, 2018, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter, other than any confidentiality agreement executed by Purchaser in connection with the Property.

12.5.	Further Assurances
Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement; provided that none of the foregoing shall increase either party’s obligations or liabilities hereunder or decrease either party’s rights hereunder. The provisions of this Section shall survive Closing.

12.6.	Counterparts
This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. This Agreement and any amendment hereto shall be binding if executed with an original signature, by facsimile signature or by email through portable document (“pdf”) format.

12.7.	Severability
If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

12.8.	Attorneys’ Fees
In the event any dispute between Purchaser and Seller results in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys’ and expert witness fees and costs.

12.9.	No Third-Party Beneficiaries
The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser (and Purchaser’s permitted assignee pursuant to Section 12.1) only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.10.	Time of the Essence; Business Days
Time is of the essence in all things pertaining to the performance of this Agreement. When used in this Agreement, the term “business day” means any day that is not a Saturday, Sunday or a day on which banks are authorized to close in the city in which the Property is located.

12.11.	Applicable Law
This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. Purchaser and Seller agree that the provisions of this Section shall survive the Closing or any termination of this Agreement.

12.12.	Captions
The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection of this Agreement.

12.13.	Construction
The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.14.	Recordation
This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement.

12.15.	Natural Hazards Disclosure
Purchaser and Seller acknowledge that Seller may be required under California law to disclose if the Real Property lies within the following natural hazard areas or zones:  (a) a special flood hazard area designated by the Federal Emergency Management Agency; (b) an area of potential flooding; (c) a very high fire hazard severity zone; (d) a wild land area that may contain substantial forest fire risks and hazards; (e) an earthquake fault zone; or (f) a seismic hazard zone.  Purchaser acknowledges that Seller will employ the services of the Title Company or another third party selected by Seller (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill Seller’s disclosure obligations, and to report the result of the Natural Hazard Expert’s examination to Purchaser and Seller in writing.  The written reports prepared by the Natural Hazard Expert regarding the results of the Natural Hazard Expert’s examination fully and completely discharge Seller from Seller’s disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of California Civil Code Section 1103.4 regarding non-liability of Seller for errors or omissions not within Seller’s personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of the Natural Hazard Expert’s expertise with respect to the examination and written reports regarding the natural hazards referred to above.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:    CEP INVESTORS XII LLC,
a Delaware limited liability company

By:     /s/ Stacie Hill
Name:    Stacie Hill
Title:    Vice President

PURCHASER:    PARAMOUNT GROUP ACQUISITION AND
DEVELOPMENT LLC,
a Delaware limited liability company

By:     /s/ David Zogel
Name:    David Zogel
Title:    Vice President

Escrow Agent executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of Sections 1.3 and 1.4.

ESCROW AGENT:	STEWART TITLE INSURANCE COMPANY

By:     /s/ Kim Belcher
Name:     Kim Belcher
Title:    Sr. Commercial Escrow Officer

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